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                                   EXHIBIT 8.2

                 OPINION OF GREENE RADOVSKY MALONEY & SHARE LLP

           UNITED STATES COUNSEL TO CRONOS, AS TO CERTAIN TAX MATTERS




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                [GREENE RADOVSKY MALONEY & SHARE LLP LETTERHEAD]



                                  May 23, 2001


The Cronos Group
16 Allee Marconi
Boite Postale 260
L-2120 Luxembourg


Ladies and Gentlemen:

                As United States tax counsel for The Cronos Group, a societe anonyme holding organized and existing under the laws of Luxembourg (the "Company"), and in connection with the proposed offer and sale by selling shareholders of common shares of the Company (the "Common Shares"), we hereby confirm to you that, subject to the limitations set forth thereunder, the statements of United States Federal income tax law set forth under the heading "Tax Considerations" in the Prospectus covering such Common Shares, which is a part of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "SEC") to which this letter is attached as an exhibit, are accurate in all material respects.

                We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Tax Considerations" and "Legal Matters" in the Prospectus. By giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                        Respectfully submitted,


                                        GREENE RADOVSKY MALONEY
                                        & SHARE LLP